Exhibit 99.1

RiskMetrics Group Reports Record Fourth Quarter and Full Year 2008 Results

New York, February 19, 2009- RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Earnings Highlights:  GAAP results reflect the acquisition of Institutional Shareholder Services (ISS) on January 11, 2007 and the Center for Financial Research and Analysis (CFRA) acquisition on August 1, 2007.  Pro forma results for the year ended December 31, 2007 are presented as if ISS and CFRA were acquired on January 1, 2007 (see Tables D and E for a reconciliation of GAAP and Pro Forma financial results).

•                  Fourth quarter 2008 revenues increased 11.6% to $75.5 million while revenues for the year ended December 31, 2008 increased 23.3% to $296.4 million, and 17.1% on a pro forma basis.

•                  Fourth quarter 2008 Adjusted EBITDA increased 35.8% to $29.2 million.  Adjusted EBITDA for the year ended December 31, 2008 increased 38.9%, and 32.1% on a pro forma basis, to $101.1 million, with an Adjusted EBITDA margin of 34.1%.

•                  GAAP fourth quarter 2008 net loss of $149.1 million, or $2.43 per diluted share and $136.9 million, or $2.28 per diluted share for the full 2008 year due to an impairment charge. Fourth quarter 2008 includes a non-cash pre-tax $160.1 million impairment charge for acquired ISS goodwill and intangible assets due to declines in industry market multiples in the second half of 2008. EPS before the impairment charge was $0.13 per diluted share for fourth quarter 2008 and $0.31 per diluted share for the full 2008 year.

•                  Adjusted EPS (before amortization of intangibles, one-time costs, impairment charges and stock-based compensation) for fourth quarter 2008 was $0.20, up from $0.11 in fourth quarter 2007 and $0.65 for the full 2008 year, up from $0.31 in the prior year.

“We continue to deliver strong financial results despite unprecedented conditions in the financial markets.” said Ethan Berman, Chief Executive Officer of RiskMetrics Group.  “We achieved annual revenue growth of 17.1% and expanded our EBITDA margin by 380 basis points for the year indicating the significant economies of scale in our operating model.  We generated $84.8 million of cash flow from operations in 2008, nearly double 2007.”

Mr. Berman continued, “While we continue to have a strong new sales pipeline, the difficult market conditions are causing a lengthening of our sales cycle and pushing renewal rates below historical trends, leading to a slowing of revenue growth.  On the other hand, our investments in technology are allowing us to continue to realize operational efficiencies and deliver greater than expected EBITDA margin improvements.”

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

Selected Financial Information (unaudited)

TABLE A

	Three Months Ended
	December 31,
			%
	2007	2008	Change
Revenues:
Risk	$33,422	$40,516	21.2%
ISS	34,205	34,977	2.3%

Total Revenues	67,627	$75,493	11.6%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	46,154	46,332	0.4%
Other operating expenses (2)	10,455	10,371	(0.8)%
Impairment of goodwill and intangible asset (3)	—	160,069	100%
Total operating costs and expenses	56,609	216,772	*

Income (loss) from operations	11,018	(141,279)	*

Other expense	(9,160)	(4,943)	(46.0)%
Income (loss) before income taxes	1,858	(146,222)	*
Provision for income taxes	655	2,872	*
Net income (loss) - GAAP	$1,203	$(149,094)	*

EPS (diluted) - GAAP	$0.02	$(2.43)
Adjusted Net income (4)	$6,053	$13,745	*
Adjusted EPS (diluted) (4)	$0.11	$0.20
Adjusted EBITDA (5)	$21,473	$29,161	35.8%
Adjusted EBITDA margin	31.8%	38.6%

	Year Ended
	December 31,
			%
	2007	2008	Change
Revenues:
Risk	$121,126	$154,626	27.7%
ISS	119,175	141,767	19.0%
Total Revenues	$240,301	$296,393	23.3%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	167,500	195,246	16.6%
Other operating expenses (2)	33,331	41,017	23.1%
Impairment of goodwill and intangible assets(3)	—	160,069	100%
Total operating costs and expenses	200,831	396,332	97.3%

Income (loss) from operations	39,470	(99,939)	*

Other expense	(35,358)	(26,280)	(25.7)%
Income (loss) before income taxes	4,112	(126,219)	*
Provision for income taxes	1,711	10,700	*
Net income (loss) - GAAP	$2,401	$(136,919)	*

EPS (diluted) - GAAP	$0.04	$(2.28)
Adjusted Net income (4)	$17,105	$43,786	*
Adjusted EPS (diluted) (4)	$0.31	$0.65
Adjusted EBITDA (5)	$72,801	$101,147	38.9%
Adjusted EBITDA margin	30.3%	34.1%

* Exceeds 100%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, one-time charges, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(3) Represents non-cash impairment charge for the impairment of goodwill and intangible assets recorded during the three months ended December 31, 2008.  Refer to other operating expenses section for further discussion.

(4) Represents net income and EPS before amortization of intangible assets, one-time costs, impairment charges and stock-based compensation. Refer to table D for a reconciliation to the comparable GAAP measure.

(5) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense, impairment, and extraordinary or non-recurring charges or expenses.  Refer to table C for a reconciliation to the comparable GAAP measure.

Fourth Quarter 2008 Results Compared to Fourth Quarter 2007 Results

Fourth Quarter 2008 Revenues

Total GAAP revenues for the fourth quarter of 2008 (“Q4 2008”) were $75.5 million, up 11.6% from $67.6 million in the fourth quarter of 2007 (“Q4 2007”).   Q4 08 consolidated revenues were flat relative to the third quarter of 2008 due to a decline in renewal rates offset by increased new sales.

On a business segment level, Q4 2008 Risk GAAP revenues were $40.5 million, a 21.2% increase over Q4 2007.  This was primarily driven by 23.0% growth in RiskManager revenue resulting from strong new sales in the asset management and hedge fund sectors.   Americas and EMEA Risk revenue grew by over 26%  and 17%, respectively for Q4 2008 compared to Q4 2007.

ISS revenues were $35.0 million in Q4 2008, a 2.3% increase over Q4 2007. On a product level, total Governance Services (mainly Proxy Research and Voting Services) GAAP revenues of $23.6 million for Q4 2008 increased 4.6% from Q4 2007.  Financial Research and Analysis (“FR&A”) GAAP revenues of $11.3 million for Q4 2008 decreased 2.3% over Q4 2007 due to increased deferral of Corporate Advisory sales and lower CFRA revenues.

Despite pressure on renewals rates across both business segments, we are encouraged by the continued new demand for our Risk and Governance products,” said Mr. Berman.  “Continued new sales in the asset management and hedge fund sectors have allowed us to achieve 14.3% year over year growth in Annualized Contract Value (ACV)”.

Fourth Quarter 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, impairment charges, and non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, increased 0.4% to $46.3 million for Q4 2008.

Compensation expense, which accounted for 65.1% of total Adjusted EBITDA expenses, decreased by 2.1% to $30.1 million for Q4 2008 compared to Q4 2007.  Compensation expenses in Q4 2008 were favorably impacted by a decline in bonus and commission expense as well as decreased foreign compensation costs due to Q4 2008 dollar appreciation compared to the British Pound.

Non-compensation expenses increased to $16.2 million, or 5.3%, for Q4 2008 from Q4 2007, due mainly to increases in foreign currency transaction expense as well as data, telecommunications and hosting costs.

Adjusted EBITDA expenses represented approximately 61.4% of total revenues during Q4 2008, compared with 68.2% in Q4 2007.

Fourth Quarter 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 35.8% to $29.2 million in Q4 2008 from $21.5 million in Q4 2007.  EBITDA, including stock based compensation expense of $2.3 million, was $26.9 million in Q4 2008.

The Adjusted EBITDA margin expanded to 38.6% in Q4 2008, compared with 31.8% in Q4 2007 as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

Consolidated Q4 2008 Adjusted EBITDA increased $4.1 million compared to Q3 2008 and Adjusted EBITDA margins increased 560 basis points compared to Q3 2008.   The sequential growth in Adjusted EBITDA resulted primarily from a $4.1 million decline in compensation costs due to lower bonus and commission expense as well as declines in marketing and travel expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $17.5 million, which was a 48.6% increase over Q4 2007. The Q4 2008 Risk Adjusted EBITDA Margin was 43.2% as compared to 35.2% in Q4 2007 as revenues grew by 21.2% and Adjusted EBITDA expenses grew by 6.4%.

ISS generated Adjusted EBITDA of $11.7 million in Q4 2008 which was a 20.3% increase over Q4 2007. The Q4 2008 ISS Adjusted EBITDA Margin was 33.4% as compared to 28.4% in Q4 2007 as revenues grew by 2.3% and Adjusted EBITDA expenses decreased by 4.9%.

Goodwill and Intangible Asset Impairment Expense

In Q4 2008, the Company recorded a $160.1million non-cash impairment charge to goodwill and intangible assets as a result of the Company’s annual goodwill and intangible asset impairment review. The impairment charge includes a $154.2 million write-down to ISS goodwill primarily as a result of the negative equity market conditions which caused a material decline in industry market multiples in the second half of 2008. In addition, the impairment charge includes a $5.9 million write down of an ISS product trade name as a result of an integration plan which reduced the expected life of that product trade name. The goodwill and intangible asset impairment charge has no impact on cash flows, debt covenants or business operations.

Fourth Quarter 2008 Other Operating Expenses and Income (Loss) from Operations

On a GAAP basis, other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $10.4 million remained flat compared to Q4 2007.

As a result of the $160.1 million non-cash impairment charge, income from operations of $11.0 million for Q4 2007 decreased to a loss of $141.3 million in Q4 2008.

Fourth Quarter 2008 Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense decreased to $4.9 million for Q4 2008 from $9.2 million in Q4 2007.  This decrease in expense was primarily due to decreased interest expense and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008.

Fourth Quarter 2008 Net Income (Loss) and EPS

As a result of the $160.1 million non-cash impairment charge in Q4 2008, GAAP net income of $1.2 million for Q4 2007 decreased to a net loss of $149.1 million for Q4 2008. GAAP EPS (diluted) decreased to a loss of $2.43 for Q4 2008 from income of $0.02 in Q4 2007.

Adjusted net income, as defined in Table D, increased to $13.7 million in Q4 2008 from $6.1 million in Q4 2007. Adjusted EPS increased to $0.20 for Q4 2008 from $0.11 in Q4 2007.

Year Ended December 31, 2008 Results Compared to Year Ended December 31, 2007 Results

Year Ended December 31, 2008 Revenues

Total GAAP revenues for the year ended December 31, 2008 were $296.4 million, up 23.3% from $240.3 million for 2007.

On a pro forma basis, revenues increased 17.1% from $253.2 million in 2007. Included in the year ended December 31, 2007 pro forma revenues are $3.3 million of revenues from the 11 day period before the ISS acquisition in January 2007 and $9.5 million of CFRA revenues for the seven months before the CFRA acquisition (refer to Table E).

On a business segment level, Risk GAAP revenues for the year ended December 31, 2008 were $154.6 million, a 27.7% increase over 2007.  Results were primarily due to RiskManagerTM revenue growth of 34.4% over the year ago period resulting from strong sales to both the asset management and hedge fund sectors.

ISS GAAP revenues for the year ended December 31, 2008 were $141.8 million, a 19.0% increase from 2007. On a pro forma basis, ISS revenues grew by 7.4% with recurring revenues increasing by 8.4%.  Total Governance Services (mainly Proxy Research and Voting Services) revenue of $93.1 million for the year ended December 31, 2008 increased 7.2% from the prior year pro forma period.  Financial Research and Analysis (“FR&A”) revenues of $48.7 million for the year ended December 31, 2008 grew by 7.7% over the prior year pro forma period mainly due to an increase in Corporate Services revenues.

Year Ended December 31, 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses increased 16.6% to $195.3 million for the year ended December 31, 2008. On a pro forma basis, Adjusted EBITDA expenses increased by 10.5% from $176.6 million for the year ended December 31, 2007.

Compensation expense, which accounted for 67.0% of total Adjusted EBITDA expenses, increased by 13.7% to $130.9 million for the year ended December 31, 2008. On a pro forma basis, compensation expenses increased by 7.5% as headcount grew at a lower rate than revenues for the year ended December 31, 2008.

Non-compensation expenses increased to $64.4 million for the year ended December 31, 2008. On a pro forma basis, non-compensation expenses increased by 17.2% for the year ended December 31, 2008, due mainly to increases in occupancy, accounting, telecommunications, data and travel expenses.

Adjusted EBITDA expenses represented approximately 65.9% of total revenues for the year ended December 31, 2008, compared with 69.7% in 2007.

Year Ended December 31, 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 38.9% to $101.1 million in the year ended December 31, 2008 from $72.8 million in 2007.  On a pro forma basis, Adjusted EBITDA increased by 32.1% from $76.5 million in the year ended December 31, 2007. Pro forma Adjusted EBITDA for the year ended December 31, 2007 includes $0.9 million of Adjusted EBITDA related to the 11 day period before the acquisition of ISS, and $2.9 million of CFRA Adjusted EBITDA (refer to Table E).

EBITDA, including stock based compensation expense of $9.9 million, was $91.2 million for the year ended December 31, 2008. Stock-based compensation expense included a one-time charge of $1.8 million related to IPO stock option grants.

The Adjusted EBITDA margin increased by 380 basis points to 34.1% in the year ended December 31, 2008, compared with 30.3% in 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $57.9 million for the year ended December 31, 2008 which was a 47.8% increase over the year ended December 31, 2007. The Risk Adjusted EBITDA Margin was 37.5% for the year ended December 31, 2008 as compared to 32.4% in 2007 as revenues grew by 27.7% and Adjusted EBITDA expenses grew by 18.0%.

ISS generated Adjusted EBITDA of $43.2 million for the year ended December 31, 2008 which was a 28.6% increase over the year ended December 31, 2007. On a pro forma basis, ISS Adjusted EBITDA increased 15.7%. The ISS Adjusted EBITDA Margin for the year ended December 31, 2008 was 30.5% as compared to 28.2% in the year ended December 31, 2007, on a pro forma basis, as revenues grew by 7.4% and Adjusted EBITDA expenses grew by 4.1%.

David Obstler, Chief Financial Officer of RiskMetrics Group added, “The Company expanded its Adjusted EBITDA margin by 380 basis points driven by margin growth of over 500 basis points in the Risk business. In addition, we began to realize benefits from our investments in the ISS business which resulted in Adjusted EBITDA margin expansion of 230 basis points”.

Year Ended December 31, 2008 Other Operating Expenses and Income (Loss) from Operations

On a GAAP basis, other operating expenses increased 23.1% to $41.0 million in the year ended December 31, 2008 from $33.3 million in the comparable period in 2007.  This was primarily due to an increase in stock based compensation of $3.9 million as a result of stock based compensation expense from IPO stock option grants, and a $4.0 million increase in depreciation and amortization expense.

As a result of the $160.1 million non-cash impairment charge in 2008, income from operations of $39.5 million for 2007 decreased to a loss of $99.9 million in 2008.

Year Ended December 31, 2008 Interest, Dividend, Investment and Other Income (Expense), Net.

On a GAAP basis, net interest, dividend, investment and other expense decreased to $26.3 million for the year ended December 31, 2008 from $35.4 million in 2007.  The decrease in other expense was due to decreased interest expense (net of debt issuance cost write-off) and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008.  The decrease in other expense was partially offset by one time IPO and debt repayment-related costs of $5.0 million, which consisted of a $1.25 million debt prepayment penalty fee and a $1.4 million loss on an interest rate swap settlement, both included in the Other Expense caption and a non-cash $2.4 million write-off of debt issuance costs, included in Interest Expense, during the year ended December 31, 2008.

Year Ended December 31, 2008 Net Income (Loss) and EPS

As a result of the $160.1 million non-cash impairment charge in 2008, GAAP net income of $2.4 million for 2007 decreased to a net loss of $136.9 million for 2008. GAAP EPS (diluted) for the year ended December 31, 2008 decreased to a loss of $2.28 from income of $0.04 in 2007.

The effective tax rate for the year ended December 31, 2008, excluding the $160.1 million non-cash impairment charge, was 38.3%.

Adjusted net income, as defined in Table D, increased to $43.8 million for the year ended December 31, 2008 from $17.1 million in 2007. Adjusted EPS increased to $0.65 for the year ended December 31, 2008, from $0.31 in 2007.  Net income for the year ended December 31, 2008 includes $6.3 million of one time IPO and debt repayment-related charges.

Selected Operating Data

The Company believes that the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the
	Year Ended December 31
Operating Data	2007	2008

Annualized Contract Value (1)
Risk	$131,716	$160,200
% Growth		21.6%
ISS	$118,522	$125,797
% Growth		6.1%
Annualized Contract Value	$250,238	$285,997
% Growth		14.3%

Recurring Revenue as a % of total revenue (2)
Risk	97.6%	98.4%
ISS	87.7%	88.9%
Recurring Revenue as a % of total revenue.	92.7%	93.9%

Renewal Rate
Risk	91.1%	87.1%
ISS (3)	91.8%	85.4%
Renewal Rate	91.4%	86.3%

Notes to Operating Data Table:

(1)	We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)	We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

(3)	The December 31, 2007 renewal rate is not pro forma for CFRA renewals prior to the August 1, 2007 acquisition date.

Overall, renewal rates were 86.3% for the year ended December 31, 2008 as compared with 91.4% in the prior year. Risk achieved a renewal rate of 87.1% which decreased compared to the prior year rate of 91.1%, while ISS had a renewal rate of 85.4% which decreased compared to the prior year rate of 91.8%. The renewal rate in Q4 08 was 84.2%.

The Risk renewal rate declined mainly due to higher non-renewals in the alternative investment segment offset by steady renewal rates in the asset management and banking segments.  The ISS renewal rate declined primarily due to lower renewal rates in Corporate Services and CFRA products as well as an approximate 200 basis point decline in the Proxy business renewal rate.

Annualized Contract Value increased 14.3% for the year ended December 31, 2008, with Risk ACV increasing 21.6% (from $131.7 million to $160.2 million) and ISS ACV growing 6.1% (from $118.5 million to $125.8 million). The increase in ACV was driven by strong growth of new Risk sales in both the alternative investment and asset management segments in the Americas and EMEA.  Risk average ACV per client continued to increase to $268,000 from $190,000 in 2007. Consolidated ACV of $286.0 million of as of December 31, 2008 was down slightly compared to September 30, 2008 due to Q4 2008 new sales being offset by non-renewals which are more concentrated during the fourth quarter as well as the currency depreciation of the Euro and British pound, which caused a $1.5 million decline in ACV.

On a consolidated basis, the Company had $72.4 million of new ACV sales in the year ended December 31, 2008, up 24.0% over the comparable period in 2007. The strong new sales performance was driven by a significant increase in the demand for Risk products as Risk new ACV sales were $47.9 million for the year ended December 31, 2008, an increase of 30.5% over 2007.

Consolidated Q4 2008 new ACV sales were $16.7 million, an increase from $14.8 million in Q4 2007 and $13.7 million in Q3 2008.

One time sales were $20.6 million in 2008 and $6.1 million in Q4 2008, up 10.8% and 21.5% over the prior year periods, respectively, due mainly to strong sales of Corporate Services products.

RiskMetrics continued to have success in growing our relationship with existing clients with approximately 55.0% of new ACV sales coming from existing clients.

Discussion of Cash Flow

As of December 31, 2008, cash and cash equivalents were $170.8 million, up $19.1 million compared to September 30, 2008 and up $143.3 million as compared to December 31, 2007.  Operating activities for the year ended December 31, 2008 provided cash of $84.8 million, compared to $45.3 million for the year ended December 31, 2007 with $26.0 million generated in Q4 2008 alone.  Cash flow from operations increased by $39.5 million in the year ended December 31, 2008 compared to 2007 due to increased EBITDA, higher non-cash charges and increased contribution from working capital.

Our cash flow tends to be lower in the beginning of each year due to bonuses and commissions paid during this period. As a result, we typically generate more cash flows from operations during the second half of the year than during the first half of the year.

In Q4 2008, we completed the acquisition of Applied4 which used $1.8 million of cash from investing activities. Applied4 is a specialist provider of technology solutions in the field of investment performance measurement and was acquired in an effort to broaden the performance attribution analytical tools we can offer our clients.   Capital expenditures decreased to $8.8 million for the year ended December 31, 2008 compared to $11.1 million in 2007.   Financing Cash Flows generated cash of $74.4 million during the year ended December 31, 2008 primarily due to net proceeds received from the IPO, partially offset by the pay down of $132.1 million in debt.

Free Cash Flow (operating cash flow minus capital expenditures) for the year ended December 31, 2008 increased to $76.1 million compared to $34.3 million for the year ended December 31, 2007.

Innovest Acquisition

RiskMetrics announced today that it has agreed to acquire Innovest Strategic Value Advisors for approximately $16 million in cash, subject to working capital adjustments.  Headquartered in New York, Innovest is a leading provider of sustainability research for the institutional investment community.  The acquisition of Innovest enlarges RiskMetrics footprint in the environmental, social & governance research business at a time when the financial community’s interests in sustainability are growing. The acquisition is expected to close March 2, 2009.

2009 Guidance

As of February 19, 2009, the Company is providing guidance for the fiscal 2009 year as set forth below.  The Company has considered the current financial environment in providing its estimated ranges of 2009 results. 2009 revenues may vary from the guidance below due to changes in renewal rates, the amounts and timing of new recurring and one time sales, and fluctuations in currencies, amongst other factors.

The Company anticipates revenue for the fiscal year ending December 31, 2009 to be in the range of $315 million to $330 million.

Adjusted EBITDA is expected to be in the range of $112 million to $120 million in 2009.  Free cash flow is expected to be in the $70-$80 million range. Capital expenditures are expected to be between $10 million and $11 million.

Intangible amortization expense is expected to be in the range of $22.5 million to $23.5 million, stock-based compensation charges are expected to be between $9.5 million and $10.5 million, fully diluted share count is anticipated to be between 68 million to 70 million, and the tax rate is expected to be 36% to 38%.

The 2009 guidance set forth above includes our anticipated acquisition of Innovest.  We anticipate Innovest to add approximately $6.0 million of GAAP revenue for the remainder of 2009.

Conference Call Information

The Company will hold a conference call to discuss results for the fourth quarter of 2008 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in	800.573.4840
International dial-in	617.224.4326
Pass code	32461957

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contacts:

Cheryl Gustitus	Sarah Cohn
301.556.0538	212.354.4643
cheryl.gustitus@riskmetrics.com	sarah.cohn@riskmetrics.com

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2007 Annual Form 10-K which was filed with the Securities and Exchange Commission on March 31, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income (Loss) to Adjusted EBITDA on our historical results:

Table C

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
Net income	$1,203	$(149,094)	$2,401	$(136,919)
Interest, other expense, net	9,160	4,943	35,358	26,280
Income tax expense	655	2,872	1,711	10,700
Depreciation and amortization of property and equipment	2,227	2,346	7,419	8,779
Amortization of intangible assets	5,418	5,448	19,145	21,758
Stock-based compensation.	2,078	2,271	6,033	9,893
Non-recurring expenses (a)	—	267	—	465
Impairment of Goodwill and Intangible Asset	—	160,069	—	160,069
Loss on disposal of property and equipment	732	39	734	122
Adjusted EBITDA	$21,473	$29,161	$72,801	$101,147

(a)          Represents lease exit costs incurred.

Adjusted EBITDA, as defined in our credit facility, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, impairment of goodwill and intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facility. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facility. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide more consistent comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position

(such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs, impairment charges and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below

Table D

	Three months ended December 31,
	2007	2008
	$ Amount	$ Amount

GAAP - Net Income (Loss)	$1,203	$(149,094)
Plus: Stock-Based Compensation	2,078	2,271
Plus: Amortization of Intangible Assets	5,418	5,448
Plus: Impairment of Goodwill	—	160,069
Plus: Non-recurring/one-time expense	—	267
Income tax effect	(2,646)	(5,216)
Adjusted Net income before, stock-based compensation, amortization of intangibles and impairment of goodwill and intangible asset	$6,053	$13,745

Adjusted EPS – diluted	$0.11	$0.20
Diluted Shares (2)	55,257,079	67,603,481

	Year ended December 31,
	2007	2008
	$ Amount	$ Amount

GAAP - Net Income (Loss)	$2,401	$(136,919)
Plus: IPO Costs (1)	—	6,348
Plus: Non IPO Stock-Based Compensation	6,033	8,536
Plus: Amortization of Intangible Assets	19,145	21,758
Plus: Impairment of Goodwill	—	160,069
Plus: Non-recurring/one-time expense	—	465
Income tax effect	(10,474)	(16,471)
Adjusted Net income before IPO costs, stock-based compensation, amortization of intangibles and impairment of goodwill and intangible asset	$17,105	$43,786

Adjusted EPS – diluted	$0.31	$0.65
Diluted Shares (2)	54,364,746	67,190,538

	December 31, 2008
	Three months ended	Year Ended
	$ Amount	$ Amount

GAAP - Net Loss	$(149,094)	$(136,919)
Plus: Impairment of Goodwill and intangible asset	160,069	160,069
Income tax effect – intangible asset impairment	(2,242)	(2,242)

Net income before impairment of goodwill and intangible asset	$8,733	$20,908

EPS before impairment of goodwill and intangible asset	$0.13	$0.31
Diluted Shares	67,603,481	67,190,538

(1) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the year ended December 31, 2008.

(2) The Company incurred a GAAP net loss for the three months and year ended December 31, 2008 however, adjusted net income results in net income for the three months and year ended December 31, 2008.  Accordingly, for the calculation of adjusted net income, the Company added back anti-dilutive GAAP shares of 6,211,266 and 7,220,100 for the three months and year ended December 31, 2008, respectively.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Notes Regarding Pro forma Presentation

The unaudited pro forma financial information below is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of ISS and CFRA had been consummated as of the dates indicated, nor is it necessarily indicative of the results of future operations. The pro forma financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of ISS’ business.

The table below sets forth a reconciliation of historical GAAP revenue, Adjusted EBITDA Expenses and Adjusted EBITDA to Pro Forma Revenue, Pro Forma Adjusted EBITDA Expenses and Pro Forma Adjusted EBITDA:

Table E

	Year Ended December 31,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA
YTD - 2007 (1)	$240,301	$167,500	$72,801

Add: 11 days of ISS (2)	3,327	2,446	881

Add: CFRA YTD 2007 (3)	9,536	6,675	2,861

YTD - 2007 Pro forma	$253,164	$176,621	$76,543

YTD- 2008	$296,393	$195,246	$101,147

Pro forma Growth	17.1%	10.5%	32.1%

(1)	Represents Historical GAAP results for the year ended December 31, 2007.
(2)	Unaudited results of ISS for the period of January 1, 2007 - January 11, 2007.
(3)	Unaudited results of CFRA for period of January 1, 2007-July 31, 2007.

Historical GAAP Financial Statements
Tables F through H presents the historical GAAP financial statements of RiskMetrics Group as of and for the period ended December 31, 2008.

TABLE F

RISKMETRICS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIOINS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 AND 2008

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Years ended December 31,
	2007	2008	2007	2008
REVENUES	$67,627	$75,493	$240,301	$296,393
OPERATING COSTS AND EXPENSES:
Cost of revenues	20,651	24,000	77,317	93,387
Research and development	8,665	9,479	31,142	41,593
Selling and marketing	10,091	5,671	35,420	33,202
General and administrative	8,825	9,720	29,654	37,422
Depreciation and amortization of property and equipment	2,227	2,346	7,419	8,779
Amortization of intangible assets	5,418	5,448	19,145	21,758
Impairment of goodwill and intangible asset	—	160,069	—	160,069
Loss on disposal of fixed assets	732	39	734	122
Total operating costs and expenses (1)	56,609	216,772	200,831	396,332
INCOME (LOSS) FROM OPERATIONS	11,018	(141,279)	39,470	(99,939)

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	368	640	1,564	2,567
Interest expense	(9,528)	(5,583)	(36,922)	(26,234)
Other expenses	—	—	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(9,160)	(4,943)	(35,358)	(26,280)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,858	(146,222)	4,112	(126,219)
PROVISION FOR INCOME TAXES	655	2,872	1,711	10,700
NET INCOME (LOSS)	$1,203	$(149,094)	$2,401	$(136,919)

NET INCOME (LOSS) PER SHARE:
Basic	$0.03	$(2.43)	$0.05	$(2.28)
Diluted	$0.02	$(2.43)	$0.04	$(2.28)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	47,626,734	61,392,215	46,380,175	59,970,438
Diluted	55,257,079	61,392,215	54,364,746	59,970,438

 (1) Includes stock-based compensation expense of $2,078 and $2,271 for three months ended December 31, 2007 and 2008 and $6,033 and $9,893 for years ended December 31, 2007 and 2008, respectively.

TABLE G

RISKMETRICS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

 (In thousands, except share amounts)

	December 31, 2007	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,455	$170,799
Accounts receivable, net	37,010	42,319
Deferred tax asset	140	2,092
Income taxes receivable	8,300	4,562
Other receivables and prepaid expenses	5,910	5,666
Total current assets	78,815	225,438
Intangibles—net	174,154	148,340
Goodwill	460,951	308,613
Property and equipment—net	16,225	15,400
Deferred financing costs	8,677	5,228
Other assets	4,361	1,994
TOTAL ASSETS	$743,183	$705,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$6,235	$1,981
Accrued expenses	34,189	40,174
Debt, current portion	3,000	2,224
Deferred revenue, current portion	100,557	109,525
Other current liabilities	227	211
Total current liabilities	144,208	154,115
LONG-TERM LIABILITIES
Debt	419,750	288,395
Deferred tax liabilities	28,626	31,405
Deferred revenue	722	1,364
Other long-term liabilities	13,785	26,567
Total liabilities	$607,091	$501,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—150,000,000 and 200,000,000 authorized at December 31, 2007 and 2008, respectively; 47,850,652 and 61,673,960 issued and 47,642,460 and 61,430,806 outstanding at December 31, 2007 and 2008, respectively	$479	$617
Treasury stock—208,192 and 243,154 shares at December 31, 2007 and 2008, respectively	(2)	(579)
Additional paid-in capital	217,355	431,781
Accumulated other comprehensive loss	(7,262)	(17,255)
Accumulated deficit	(74,478)	(211,397)
Total stockholders’ equity	136,092	203,167
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$743,183	$705,013

TABLE H

RISKMETRICS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2008

(UNAUDITED)

 (Amounts in thousands)

	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,401	$(136,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7,419	8,779
Provision for bad debts	140	516
Amortization of intangible assets	19,145	21,758
Amortization of debt issuance costs	1,397	3,450
Impairment of goodwill and intangible asset	—	160,069
Stock-based compensation	6,033	9,893
Tax benefit associated with exercise of stock options	(201)	(4,861)
Loss on disposal of fixed assets	734	122
Decrease (increase) in deferred tax benefit	(1,115)	2,294
Changes in assets and liabilities (net of assets and liabilities acquired):
Decrease (increase) in accounts receivable	8,599	(8,177)
(Increase) decrease in income and deferred taxes	2,561	11,211
(Increase) decrease in other receivables and prepaid expenses	(934)	192
Increase in other assets	(88)	(329)
(Decrease) increase in deferred revenue	(4,370)	10,863
Increase (decrease) in trade accounts payable	2,631	(4,029)
Increase in accrued expenses and other liabilities	996	10,016
Net cash provided by operating activities	45,348	84,848
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,091)	(8,795)
Cash paid to acquire Institutional Shareholder Services Inc. (“ISS”) and related acquisition costs	(471,764)	—
Payment of acquisition related costs incurred by ISS	(7,413)	—
Cash paid to acquire CFRA and related acquisition costs	(45,946)	223
Cash paid to acquire Applied4 and related acquisition costs	—	(1,860)
Payment of deferred purchase price	(128)	(103)
Purchase of investments	(21,289)	—
Purchase of intangible asset	(250)	(1,000)
Proceeds from sale of investments	89,364	—
Net cash used in investing activities	(468,517)	(11,535)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings	440,000	—
Repayment of debt	(17,250)	(132,131)
Payment of debt issuance costs	(10,074)	—
Principal payments on capital lease obligations	(23)	(26)
Gross proceeds from equity offering	—	197,400
Equity offering expenses	(1,928)	(1,581)
Excess tax benefit associated with exercise of stock options	201	4,861
Proceeds from exercise of stock options	5,944	5,917
Repurchase of stock	(3,257)	—
Net cash provided by financing activities	413,613	74,440
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(302)	(4,409)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,858)	143,344
CASH AND CASH EQUIVALENTS—Beginning of period	37,313	27,455
CASH AND CASH EQUIVALENTS—End of period	$27,455	$170,799
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$35,973	$22,475
Cash paid (refunded) for taxes	$(50)	$3,609
NON CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to purchase ISS	$42,426	$—
Issuance of stock options to purchase ISS	$16,331	$—
Retirement of treasury stock	$103	$—
Tax benefit associated with exercise of ISS stock options	$3,463	$631
Issuance of common stock to purchase CFRA	$16,634	$(577)

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table I

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. OCTOBER 1 TO DECEMBER 31, 2007	STOCK BASED COMPENSATION	AS ADJUSTED

Revenues	$67,627		$67,627

Operating cost and expenses:
Cost of revenues	20,651	(1,033)	19,618
Research and development	8,665	(228)	8,437
Selling and marketing	10,091	104	10,195
General and administrative	8,825	(921)	7,904
Total adjusted EBITDA expenses	48,232	(2,078)	46,154

Depreciation and amortization of property and equipment	2,227		2,227
Amortization of intangible assets	5,418		5,418
Loss on disposal of property and equipment	732		732
Total other operating expenses	8,377	2,078	10,455

Total operating expenses	56,609		56,609

Income from operations	11,018		11,018

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	368		368
Interest expense	(9,528)		(9,528)
Other expenses	—		—
Interest, dividend, investment and other income (expense), net	(9,160)		(9,160)

Income before provision for income taxes	1,858		1,858

Provision for income taxes	655		655

Net income	$1,203	$	$1,203

Table J

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO DECEMBER 31, 2007	STOCK BASED COMPENSATION	AS ADJUSTED

Revenues	$240,301		$240,301

Operating cost and expenses:
Cost of revenues	77,317	(2,001)	75,316
Research and development	31,142	(1,199)	29,943
Selling and marketing	35,420	(747)	34,673
General and administrative	29,654	(2,086)	27,568
Total adjusted EBITDA expenses	173,533	(6,033)	167,500

Depreciation and amortization of property and equipment	7,419		7,419
Amortization of intangible assets	19,145		19,145
Loss on disposal of property and equipment	734		734
Total other operating expenses	27,298	6,033	33,331

Total operating expenses	200,831		200,831

Income from operations	39,470		39,470

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,564		1,564
Interest expense	(36,922)		(36,922)
Other expenses	—		—
Interest, dividend, investment and other income (expense), net	(35,358)		(35,358)

Income before provision for income taxes	4,112		4,112

Provision for income taxes	1,711		1,711

Net income	$2,401		$2,401

Table K

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. OCTOBER 1 TO DECEMBER 31, 2008	STOCK BASED COMPENSATION		AS ADJUSTED

Revenues	$75,493			$75,493

Operating cost and expenses:
Cost of revenues	24,000	(895	)(A)	23,105
Research and development	9,479	(817	)(A)	8,662
Selling and marketing	5,671	(358	)(A)	5,313
General and administrative	9,720	(201	)(A)	9,252
Non-recurring/one-time expense	—	(267	)(B)
Total adjusted EBITDA expenses	48,870	(2,538)		46,332

Depreciation and amortization of property and equipment	2,346			2,346
Amortization of intangible assets	5,448			5,448
Loss on disposal of property and equipment	39			39
Total other operating expenses	7,833	2,538		10,371

Impairment of goodwill and intangible asset	160,069			160,069
Total operating expenses	216,772			216,772

Loss from operations	(141,279)			(141,279)

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	640			640
Interest expense	(5,583)			(5,583)
Interest, dividend, investment and other income (expense), net	(4,943)			(4,943)

Loss before provision for income taxes	(146,222)			(146,222)

Provision for income taxes	2,872			2,872

Net loss	$(149,094)	$		$(149,094)

Table L

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO DECEMBER 31, 2008	STOCK BASED COMPENSATION		AS ADJUSTED

Revenues	$296,393	$		$296,393

Operating cost and expenses:
Cost of revenues	93,387	(3,614	)(A)	89,773
Research and development	41,593	(2,877	)(A)	38,716
Selling and marketing	33,202	(1,733	)(A)	31,469
General and administrative	37,422	(1,669	)(A)	35,288
Non-recurring/one-time expense.	—	(465	)(B)
	205,604	(10,358)		195,246
Total adjusted EBITDA expenses

Depreciation and amortization of property and equipment	8,779			8,779
Amortization of intangible assets	21,758			21,758
Loss on disposal of property and equipment	122			122
Total other operating expenses	30,659	10,358		41,017

Impairment of goodwill and intangible asset	160,069			160,069
Total operating expenses	396,332			396,332

Loss from operations	(99,939)			(99,939)

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	2,567			2,567
Interest expense	(26,234)			(26,234)
Other expenses	(2,613)			(2,613)
Interest, dividend, investment and other income (expense), net	(26,280)			(26,280)

Loss before provision for income taxes	(126,219)			(126,219)

Provision for income taxes	10,700			10,700

Net loss	$(136,919)			$(136,919)

The following pro forma adjustments are included in the preparation of the pro forma statement of operations:

(A): Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B): Reclassification of non-recurring lease exit costs from adjusted EBITDA expenses to other operating expense.